SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 5)(1)

                        Gladstone Commercial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    376536108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 376536108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Porter Orlin LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     541,228

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     541,228

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     541,228

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.32%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 376536108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     A. Alex Porter

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     541,228

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     541,228

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     541,228

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.32%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 376536108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul Orlin

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     541,228

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     541,228

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     541,228

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.32%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 376536108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Geoffrey Hulme

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     541,228

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     541,228

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     541,228

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.32%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 376536108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan W. Friedland

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     541,228

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     541,228

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     541,228

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.32%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 376536108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CF Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     541,228

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     541,228

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     541,228

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.32%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 376536108
          ---------

* This 13G Amendment is being filed with respect to A. Alex Porter, Paul Orlin, Geoffrey Hulme, Jonathan W. Friedland and CF Advisors, LLC. This is the initial 13G filing for Porter Orlin LLC.

Item 1(a).  Name of Issuer:

            Gladstone Commercial Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1521 Westbranch Drive, Suite 200
            McLean, Virginia 22102
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Porter Orlin LLC
            A. Alex Porter
            Paul Orlin
            Geoffrey Hulme
            Jonathan W. Friedland
            CF Advisors, LLC
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Porter Orlin LLC:
            666 5th Avenue, 34th Floor,
            New York, New York 10103

                A. Alex Porter:
            c/o Porter Orlin LLC,
                666 5th Avenue, 34th Floor,
                New York, New York 10103

                Paul Orlin:
            c/o Porter Orlin LLC,
                666 5th Avenue, 34th Floor,
                New York, New York 10103

                Geoffrey Hulme:
            c/o Porter Orlin LLC,
                666 5th Avenue, 34th Floor,
                New York, New York 10103

                Jonathan W. Friedland:
            c/o Porter Orlin LLC,
                666 5th Avenue, 34th Floor,
                New York, New York 10103

                CF Advisors, LLC
            c/o Porter Orlin LLC,
                666 5th Avenue, 34th Floor,
                New York, New York 10103
            --------------------------------------------------------------------

Item 2(c).  Citizenship or Place of Organization:

            Porter Orlin LLC: Delware
            A. Alex Porter: United States of America
            Paul Orlin: United States of America
            Geoffrey Hulme: United States of America
            Jonathan W. Friedland: United States of America
            CF Advisors, LLC: Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $.001 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            376536108
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Porter Orlin LLC: 541,228 shares
          A. Alex Porter: 541,228 shares
          Paul Orlin: 541,228 shares
          Geoffrey Hulme: 541,228 shares
          Jonathan W. Friedland: 541,228 shares
          CF Advisors, LLC: 541,228 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Porter Orlin LLC: 6.32%
          A. Alex Porter: 6.32%
          Paul Orlin: 6.32%
          Geoffrey Hulme: 6.32%
          Jonathan W. Friedland: 6.32%
          CF Advisors, LLC: 6.32%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

                                                Porter Orlin LLC: 0
                                                A. Alex Porter: 0
                                                Paul Orlin: 0
                                                Geoffrey Hulme: 0
                                                Jonathan W. Friedland: 0
                                                CF Advisors, LLC: 0
                                                -----------------------------,

          (ii) Shared power to vote or to direct the vote

                                                Porter Orlin LLC: 541,228
                                                Alex Porter: 541,228
                                                Paul Orlin: 541,228
                                                Geoffrey Hulme: 541,228
                                                Jonathan W. Friedland: 541,228
                                                CF Advisors, LLC: 541,228
                                                ------------------------------,

         (iii) Sole power to dispose or to direct the disposition of

                                                Porter Orlin LLC: 0
                                                A. Alex Porter: 0
                                                Paul Orlin: 0
                                                Geoffrey Hulme: 0
                                                Jonathan W. Friedland: 0
                                                CF Advisors, LLC: 0
                                                ------------------------------,

          (iv) Shared power to dispose or to direct the disposition of

                                                Porter Orlin LLC: 541,228
                                                A. Alex Porter: 541,228
                                                Paul Orlin: 541,228
                                                Geoffrey Hulme: 541,228
                                                Jonathan W. Friedland: 541,228
                                                CF Advisors, LLC: 541,228
                                                -------------------------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

          Not Applicable
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          Not Applicable
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          Not Applicable
          ----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          Not Applicable
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          Not Applicable
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 13, 2009
                                          --------------------------------------
                                                        (Date)

                                          Porter Orlin LLC**

                                          By: /s/ A. Alex Porter
                                          --------------------------------------
                                                       (Signature)

                                          A. Alex Porter, Principal
                                          --------------------------------------
                                                       (Name/Title)

                                          /s/ A. Alex Porter**
                                          --------------------------------------
                                                      (Signature)

                                          A. Alex Porter
                                          --------------------------------------

                                          /s/ Paul Orlin**
                                          --------------------------------------
                                                      (Signature)

                                          Paul Orlin
                                          --------------------------------------

                                          /s/ Geoffrey Hulme**
                                          --------------------------------------
                                                      (Signature)

                                          Geoffrey Hulme
                                          --------------------------------------

                                          /s/ Jonathan W. Friedland**
                                          --------------------------------------
                                                      (Signature)

                                          Jonathan W. Friedland
                                          --------------------------------------

                                          CF Advisors, LLC**

                                          By: /s/ A. Alex Porter
                                          --------------------------------------
                                                       (Signature)

                                          A. Alex Porter/Principal
                                          --------------------------------------
                                                       (Name/Title)

** The reporting persons hereby disclaim beneficial ownership over the shares reported herein except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit 1

                             Joint Filing Statement

                     Statement Pursuant to Rule 13d-1(k)(1)

     The undersigned hereby consent and agree to file a joint statement on
Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of Gladstone Commercial Corporation beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated:  February 13, 2009              Porter Orlin LLC

                                       By: /s/ A. Alex Porter
                                       -------------------------
                                       Name: A. Alex Porter
                                       Title: Principal

Dated:  February 13, 2009              /s/ A. Alex Porter
                                       -------------------------
                                       A. Alex Porter

Dated:  February 13, 2009              /s/ Paul Orlin
                                       -------------------------
                                       Paul Orlin

Dated:  February 13, 2009              /s/ Geoffrey Hulme
                                       -------------------------
                                       Geoffrey Hulme

Dated:  February 13, 2009              /s/ Jonathan W. Friedland
                                       -------------------------
                                       Jonathan W. Friedland

Dated:  February 13, 2009              CF Advisors, LLC

                                       By: /s/ A. Alex Porter
                                       -------------------------
                                       Name: A. Alex Porter
                                       Title: Principal

SK 23227-0004 964359